Exhibit 10.6

Summary of Trustee Compensation

The following is a summary of the currently effective compensation of the Trustees of Tremont Mortgage Trust (the “Company”) for services as Trustees, which is subject to modification at any time by the Board of Trustees (the “Board”) or the Compensation Committee of the Board, as applicable.

Annual Retainer for Independent Trustees	$20,000
Meeting Fees for Independent Trustees	$500 per Board or Committee meeting, with a maximum fee of $1,000 for any one day with multiple Board and Committee meetings
Chair of the Audit Committee	$7,500 per year
Chair of the Compensation Committee	$5,000 per year
Chair of the Nominating and Governance Committee	$5,000 per year
Share Grants for all Trustees	As determined by the Compensation Committee